Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Sunrise Assisted Living, Inc. for the registration of $125,000,000 of 5¼% Convertible Notes due February 1, 2009 and to the incorporation by reference therein of our report dated February 26, 2002, with respect to the consolidated financial statements of Sunrise Assisted Living, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

McLean, Virginia April 3, 2002	/s/ Ernst & Young LLP